UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2011

ZOGENIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34962	20-5300780
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12671 High Bluff Drive, Suite 200, San Diego, CA, 92130

(Address of Principal Executive Offices) (Zip Code)

(858) 259-1165

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 20, 2011 Zogenix, Inc. (the “Company”) and Astellas Pharma US, Inc. (“Astellas”) entered into an amendment (the “Amendment”), to the Co-Promotion Agreement dated as of July 31, 2009, by and between the Company and Astellas (the “Agreement”). Under the Agreement, Astellas and the Company have collaborated on the promotion and marketing of Sumavel DosePro with the Company focusing its sales activities primarily on the neurology market while Astellas focused mostly on primary care physicians.

Under the Amendment, beginning January 1, 2012, the Company will assume responsibility from Astellas for marketing Sumavel DosePro to selected primary care physicians and other Astellas-targeted physicians and professionals pursuant to a promotion transition plan to be mutually agreed upon. The Company and Astellas also agreed to terminate the Agreement effective as of March 31, 2012. As a result of the termination, the Company will be required to make two annual tail payments to Astellas, calculated as decreasing fixed percentages of net sales (ranging from a mid-twenties percentage down to a mid-teen percentage) from the segment of physicians and professionals targeted by Astellas during the 12 month period ending on March 31, 2012.

* * *

A complete copy of the Amendment will be filed with the Securities and Exchange Commission with the Company’s Annual Report on Form 10-K for the period ending December 31, 2011.

Item 1.02	Termination of a Material Definitive Agreement.

The Company and Astellas agreed to terminate the Agreement effective as of March 31, 2012 pursuant to the Amendment. The other information called for by this item is contained in Item 1.01 above, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOGENIX, INC.

Date: December 21, 2011	By:	/s/ Ann D. Rhoads
Name: Ann D. Rhoads
Title: Executive Vice President, Chief Financial Officer,
Treasurer and Secretary